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                                                                    EXHIBIT 21.1

                              LIST OF SUBSIDIARIES

SUBSIDIARY OF ACG HOLDINGS, INC.:                  STATE OF INCORPORATION:

American Color Graphics, Inc.                      New York

SUBSIDIARIES OF AMERICAN COLOR GRAPHICS, INC.:

Sullivan Marketing, Inc.                           Delaware
American Images of North America, Inc.             New York
Sullivan Media Corporation                         Delaware